Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of March 27, 2020 (the “Effective Date”), by and between Aware, Inc., a Massachusetts corporation with its principal offices located at 40 Middlesex Turnpike, Bedford, Massachusetts 01730 (together with its successors and assigns, the "Company"), and Kevin T. Russell (the "Executive").

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of September 19, 2019 (the “Employment Agreement”);

WHEREAS, the Executive has indicated to the Board of Directors of the Company that he intends to resign his position as Chief Legal and Administrative Officer of the Company;

WHEREAS, the Company and the Executive desire that the Executive continue to work for the Company during a transition period from the Effective Date until at least May 1, 2020, but in no event beyond June 30, 2020; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.       Definitions. Capitalized terms used herein but not defined herein shall be given the respective meanings given to such terms in the Employment Agreement.

2.       Term of Employment. The Executive’s Term of employment with the Company will continue until May 1, 2020, provided that the Company may choose to extend the Term beyond May 1, 2020 if the Executive’s services continue to be required or needed by the Company, but in no event shall the Term extend beyond the earlier of: (i) five (5) days after the start of a new legal counsel for the Company or (ii) June 30, 2020. From the Effective Date through the end of the Term, the Executive will continue to perform executive-level functions and will assist the Company in searching for and vetting a new legal counsel for the Company.

3.       Board Membership. The Executive shall remain a member of the Board of Directors of the Company for so long as he remains employed by the Company, provided that the Executive will not stand for re-election to the Board when his current term expires at the Company’s annual meeting of shareholders scheduled to take place on May 20, 2020.

4.       Compensation. During the Term, the Executive will continue to receive his annual base salary as in effect on the Effective Date (the “Base Salary”) and he will continue to be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

5.	Post-Employment Compensation.

5.1       Post-Employment Compensation for Service Through May 1, 2020. Unless the Executive’s employment with the Company has been terminated by the Company for Cause prior to May 1, 2020 or the Executive has voluntarily terminated his employment with the Company other than for Good Reason before May 1, 2020, and subject to the Executive signing and delivering to the Company the Noncompete Agreement in substantially the form attached to the Employment Agreement as Exhibit A and a Release substantially in the form attached to the Employment Agreement as Exhibit B, with the Release becoming irrevocable and fully effective, the Company shall pay the Executive an amount equal to the Executive’s Base Salary to be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing May 1, 2020.

5.2       Post-Employment Compensation for Service After May 1, 2020. In the event the Executive’s employment with the Company continues past May 1, 2020, the Executive will receive at the end of such employment, additional salary equal to a pro rata portion of two times his Base Salary based on the number of days he remains employed after May 1, 2020. For example, if the Executive works from May 2, 2020 through May 15, 2020, such additional salary would be as follows: (Base Salary x 2 x 14/365). Payment of such additional Base Salary will be subject to the Executive signing and delivering to the Company a Release substantially in the form attached to the Employment Agreement as Exhibit B, with the Release becoming irrevocable and fully effective, at which time the Company shall pay such additional salary in a lump-sum to the Executive within five business days of the Release becoming effective.

5.3       No Other Severance or Accelerated Vesting. Section 5 of this Amendment contains the entire understanding between the Company and the Executive concerning any post-termination of employment compensation owed by the Company to the Executive and supersedes Section 4.2 of the Employment Agreement.

6.       Non-Disparagement. The Executive agrees not to make any disparaging statements concerning the Company, any of its affiliates; any of its or their products or services; or any of its or their current or former officers, directors, shareholders, employees, clients or agents. These non-disparagement obligations shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding. The Company agrees that its executive team and Board members will not make any disparaging statements about the Executive. This obligation shall not in any way affect their obligation to testify truthfully in any legal proceeding.

7.	General Terms.

7.1       Entire Agreement. This Amendment and the Employment Agreement and the documents referred to herein and therein constitute the entire agreement and understanding between the Company and the Executive, and supersede all prior negotiations, agreements, arrangements, and understandings, both written or oral, between the Company and the Executive with respect to the subject matter of this Amendment and the Employment Agreement.

7.2       Waiver or Amendment.

(a)       The waiver by either party of a breach or violation of any term or provision of this Amendment by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Amendment or of any other right or remedy.

(b)       No provision in this Amendment may be amended unless such amendment is set forth in a writing that specifically refers to this Amendment and is signed by the Executive and the Company.

7.3       Counterparts. This Amendment may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

7.4       Authority to Execute. The undersigned representative of the Company represents and warrants that he has full power and authority to enter into this Amendment on behalf of the Company, and that the execution, delivery and performance of this Amendment have been authorized by the Board. Upon the Executive's acceptance of this Amendment by signing and returning it to the Company, this Amendment will become binding upon the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

EXECUTIVE	AWARE, INC.
__________________________ Kevin T. Russell	By: _________________________

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